Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of FiberTower Corporation for the registration of (i) 9.00% Convertible Senior Secured Notes due 2012, (ii) Guarantees of 9% Convertible Senior Secured Notes due 2012, and (iii) shares of its Common Stock issuable upon conversion of the 9.00% Convertible Senior Secured Notes due 2012 and to the incorporation by reference therein of our report dated April 21, 2006 (except for (i) the fourth and fifth paragraphs of the section of Note 1 entitled “Organization and Operations,” as to which the date is August 29, 2006, (ii) the section of Note 1 entitled “Merger Transaction,” as to which the date is August 29, 2006, (iii) the sections of Note 1 entitled “Segments” and “Loss Per Share,” as to which the date is June 27, 2006, (iv) the last paragraph of the section of Note 6 entitled “Liquidation,” as to which the date is June 27, 2006, (v) the fifth, sixth and seventh paragraphs of the section of Note 7 entitled “Stock Option Plan,” as to which the date is June 27, 2006, (vi) the thirteenth paragraph of the section of Note 7 entitled “Stock Option Plan,”  as to which the date is May 14, 2006, (vii) the first two paragraphs of the section of Note 7 entitled “Nonvested Common Stock Awards,” as to which the date is June 22, 2006, (viii) the second paragraph of the section of Note 7 entitled “Other Stock-Based Compensation,” as to which the date is June 27, 2006, and (ix) Note 8, as to which the date is June 27, 2006), with respect to the financial statements of FiberTower Corporation, included in its Current Report (Form 8-K/A No. 000-21091) dated November 9, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California
January 30, 2007